EXHIBIT 10.31

PURCHASE AND SALE AGREEMENT

(VERANDAS AT MITYLENE, MONTGOMERY, ALABAMA)

THIS PURCHASE AND SALE AGREEMENT is dated as of December 21, 2018 (the “Effective Date”),  by and between IRESI MONTGOMERY MITYLENE, L.L.C., a Delaware limited liability company (“Seller”), having an address c/o Inland Residential Properties Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Daniel Zatloukal, e-mail address: Daniel.zatloukal@inlandgroup.com (with copies to: The Inland Real Estate Group, LLC, Law Department, 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention:  David Neboyskey, Esq., email: dneboyskey@inlandgroup.com) and B & M DEVELOPMENT COMPANY, L.L.C.. an Alabama limited liability company (“Buyer”), having an address of 7020 Fain Park Drive, Suite 5, Montgomery, AL  36117, Attention:  John D. Blanchard, email address:  john@bandm.org, and Michelle Powell, email address: mpowell@bandm.org (with copies to: Rushton, Stakely Johnston & Garrett, P.A., 184 Commerce Street, Montgomery, AL  36104, Attention: Jeffrey W. Blitz, Esq., email: jwb@rushtonstakely.com).

PRELIMINARY STATEMENT

WHEREAS, Seller is the owner of the Property (defined below) commonly known as Verandas at Mitylene, 8850 Crosswind Drive, Montgomery, Alabama.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property, all subject to and in accordance with all of the terms, covenants, conditions, provisions and limitations hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto do hereby agree as follows:

ARTICLE 1
Definitions

1.1Definitions.

“Agreement” shall mean this Purchase and Sale Agreement, and the exhibits hereto and any amendments which may hereafter be executed and delivered between Buyer and Seller.

“Closing Documents” shall mean any instruments, documents or certificates delivered by any party hereto in connection with the Closing.  “Seller Closing Documents” shall mean those Closing Documents delivered by Seller pursuant to Section 5.4, and any other Closing Documents required hereunder to be delivered by Seller, and the term “Buyer Closing Documents” shall mean those Closing Documents delivered by Buyer pursuant to the provisions of Section 5.5, or otherwise herein required to be delivered by Buyer at the Closing.

“Closing” or “Closing Date” defined in Section 5.1 hereof.

“Cut Off Time” shall mean 11:59 P.M. on the day before the Closing Date.

“Escrow Agent” shall mean Chicago Title Insurance Company, 10 S. LaSalle Street, Suite 3100, Chicago, IL 60603, Attention: Nancy Castro and Brett Budd.

“Improvements” shall mean the building, and other improvements located on the Land excluding Tenant fixtures.

“Land” shall collectively mean (i) those certain tracts or parcels of land located at 8850 Crosswind Drive, Montgomery, Alabama and more particularly described upon Exhibit A attached hereto and made a part hereof.

“Leases” shall mean all leases, subleases, and other agreements entered into by Seller for the use or occupancy of any portion of the Real Property.

“Lender” shall mean Berkadia Commercial Mortgage, LLC.

“Lender Assumption Documents” is defined in Section 5.3.

“Licenses” shall mean Seller’s interest in, to the extent transferable, all licenses, certificates, authorizations, consents and permits useful in connection with the operation or maintenance of the Property.

“Loan” shall mean that certain loan from Lender to Seller in the original principal amount of Twenty One Million Nine Hundred Thirty Thousand and 00/100 Dollars ($21,930,000.00).

“Loan Assumption” is defined in Section 5.3.

“Loan Assumption Approval” is defined in Section 5.3.

“Loan Assumption Approval Date” is defined in Section 5.3.

“Permitted Exceptions” is defined in Section 5.2.

“Personal Property” shall all right, title and interest of Seller in and to all tangible personal property owned by Seller and is now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Improvements and Property, including, without limitation, all equipment, machinery, carts, signs, promotional materials, computers, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements.  In addition, the term “Personal Property” shall also include all Seller’s right, title and interest, if any, in (a) any trade names,  trademarks, logos and domain names associated with the Real Property and the Improvements, including, without limitation, Seller’s rights and interest in the name “Verandas at Mitylene”; (b) the URL https://www.liveatmitylene.com all websites, any and all social media accounts related to the Improvements and Property which Seller controls, and all assignable user names and password account information relating to such website and social media accounts (c) any goodwill and other intangible interests of Seller associated therewith; (d) any transferable plans, specifications and drawings and any transferrable Permits, development rights, entitlements, authorizations and approvals for the Improvements and Property; (e) all outstanding transferrable warranties, guarantees and bonds from contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors and other third parties; and (f) telephone numbers and facsimile numbers relating to the Improvements and Property.

“Property” shall mean (i) the Real Property, (ii) the right, title and interest of Seller under all Property Contracts (if any), and (iii) the Leases and the balance of all security deposits and pet deposits, if any, delivered by Tenants pursuant to the Leases, (iv) the Licenses, Warranties and other intangible property, if any, owned by Seller and pertaining to the Land, the Improvements or the Personal Property, and (v) the Personal Property.

“Property Contracts” shall mean all the service, supply, maintenance and utility contracts to which Seller is a party which are set forth on Exhibit B attached hereto.

“Real Property” shall mean the Land together with the Improvements thereon.

“Tenants” shall mean the tenants under the Leases.

“Title Company” shall mean Escrow Agent.

“Warranties” shall mean the warranties and guaranties in favor of Seller which benefit the operation or maintenance of the Property, as more specifically set forth on Exhibit G attached hereto.

1.2Additional Defined Terms shall have the meanings defined for such terms in the operative provisions of this Agreement.

ARTICLE 2
Agreement for Sale and Purchase

For the consideration and subject to the terms and conditions herein set forth, Seller hereby agrees to sell its right, title and interest in and to the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller, at the Closing on the Closing Date.

ARTICLE 3
Purchase Price

3.1Purchase Price.  In consideration for the sale of the Property, Buyer agrees to pay to Seller, at the Closing, the sum of Forty Million Five Hundred Thousand and 00/100 Dollars ($40,500,000.00), minus the sum of the Earnest Money deposited with Escrow Agent, minus an amount equal to the principal amount outstanding in connection with the Loan at Closing, and plus or minus, as the case may require, the closing prorations and adjustments to be made as hereinafter set forth in this Agreement (the “Purchase Price”).

3.2Payment of Purchase Price.  Subject to a credit for the Earnest Money, the full amount of the Purchase Price, shall be payable by wire transfer at the Closing in immediately available United States funds.

3.3Earnest Money; Default.

a.Earnest Money:

(i)Within two (2) business days after the Effective Date, Buyer shall deposit, in an escrow (the “Earnest Money Escrow”) with Escrow Agent the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Initial Earnest Money”), in cash or immediately available federal funds, such amount to be held as an earnest money deposit hereunder in accordance with the provisions of the escrow agreement attached hereto as Exhibit D.  Within one (1) business day following the expiration of the Due Diligence Period and provided that Buyer has waived its termination right as set forth in Section 7.2(b) hereinbelow, Buyer shall deposit with Escrow Agent an additional Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Additional Earnest Money”, the Initial Earnest Money and the Additional Earnest Money shall be collectively referred to herein as the “Earnest Money”).

(ii)Upon the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable to Buyer except as otherwise provided in this Agreement.

(iii)If Buyer fails to deliver any portion of the Earnest Money to Escrow Agent within the time period specified above, Buyer shall be in default under this Agreement and Seller may exercise its remedies as set forth in this Agreement.

b.Default.

(i) If Buyer’s conditions to Closing have been fulfilled and Seller defaults by failing to close, fails to comply with or perform any of the covenants or obligations to be performed by Seller under this Agreement, or breaches any of its representations or warranties set forth in this Agreement, Buyer shall provide Seller with a two (2) business day notice of such alleged default which shall allow Seller an opportunity to cure the default; if such default is not cured within two (2) business days after notice to Seller (except that said cure period will not apply beyond or extend the Closing Date), then, in such event, Buyer shall have the right to exercise either of the following remedies as its sole and exclusive remedy: (A) terminate this Agreement by giving written notice of termination to Seller and Escrow Agent, whereupon Escrow Agent shall promptly refund to Buyer all Earnest Money, Seller shall reimburse Buyer for all third party out of pocket expenses incurred by Buyer in connection with its investigation of the Improvements and Property, and/or this Agreement up to $40,000.00, and neither party shall have further obligations hereunder, except as may expressly survive the termination of this Agreement as specifically set forth herein, or (B) to enforce specific performance of this Agreement by Seller, it being acknowledged that the

Property is unique and that monetary damages would not be an adequate remedy.  Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder.  Buyer shall be deemed to have elected the remedy set forth paragraph (A) above if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before forty-five (45) days following the date upon which Closing was to have occurred.

(ii) If all of Seller’s conditions to Closing have been fulfilled and Buyer defaults by failing to close, fails to comply with or perform any of the covenants or obligations to be performed by Seller under this Agreement, or breaches any of its representations or warranties set forth in this Agreement, and such default is not cured within two (2) business days after notice to Buyer (except that said cure period will not apply beyond or extend the Closing Date), then, in such event, as Seller’s sole and exclusive remedy, Seller shall have the option to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon Escrow Agent shall deliver to Seller the Earnest Money held by Escrow Agent as liquidated damages.  Seller and Buyer hereby agree that if Buyer should default under this Agreement, the amount of damages incurred by Seller would be difficult, if not impossible, to determine, and the amount specified in this Section as liquidated damages represents a good faith reasonable estimate by the parties of the amount of damages that Seller would incur in such event, and said liquidated damages do not constitute a penalty.  Seller expressly waives lack of mutuality of remedies or any other remedy on account of Buyer’s default.

ARTICLE 4
Representations and Warranties

4.1Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

a.Organization and Authority of Seller.  Seller is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement has been duly authorized by all requisite action on the part of Seller and represents the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.  Seller has full right, power and authority to sell and transfer its interest in the Property as herein contemplated without the consent or approval of any third party.  The consummation of the transactions contemplated hereby will not violate any laws or any agreements or obligations by which Seller is bound.  There is no action or proceeding pending or threatened against the Property, including condemnation proceedings, or against the Seller which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.  Seller has the right, power and authority to enter into this Agreement, carry out its obligations hereunder and to transfer and convey the Property to Buyer in accordance with the terms and conditions hereof and will not require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity which has not been previously obtained or any public, governmental or judicial authority, and the consummation of the transactions contemplated hereby will not (i) violate the terms of any instrument, document or agreement to which Seller is a party, or by which Seller or the Property is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (ii), result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Articles of Organization or Operating Agreement of Seller, or any contract or agreement, lease, mortgage, note, bond, indenture, license or other material document or undertaking, oral or written, to which Seller is bound, or by which the Property may be adversely affected; or (iii) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Seller, or the business or assets of Seller, and relating to the purchase of the Property

b.No Resulting Breach.  Neither the execution and delivery of this Agreement by Seller, nor the performance of Seller’s obligations hereunder, will result in a breach, violation or default by Seller of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

c.Property Contracts and Leases.  To Seller’s knowledge, (i) Exhibit B hereto contains a complete list of all Property Contracts to which Seller is a party (if any).   The copies of Property Contracts, and Rent Roll delivered or to be delivered to Buyer pursuant to this Agreement are or will be true, correct, and complete in all material respects as of the date of its delivery.  To Seller’s knowledge, Seller is not, nor the other party thereto, in default under any of any of the Property Contracts or Leases.  There are no leasing, maintenance, service, or supply agreements with respect to or affecting the Property, except the Property Contracts and the existing Management and Leasing Agreement with Manager.  Except as shown on the Rent Roll (subject to the Leases), (i) no tenant has received or entitled to receive any rent concession in connection with its tenancy, (ii) no tenant is entitled to receive any special work or consideration in connection with its tenancy, (iii) no tenant is asserting in writing any claim of offset or other defense in respect of its or the landlord's obligations under its lease.  In addition, there are no leases, license agreements, occupancy agreements or tenancies (written or oral) for any space in the Property other than those leases set forth on the Rent Roll and there are no adverse parties or other parties in possession of the Property except for the tenants set forth therein and their guests.  The Rent Roll sets forth the true, correct and complete amount of tenant Security Deposits held by Seller in connection with the Leases.  Seller has not entered into, as of the date hereof, any leases, contracts, subcontracts, licenses, concessions, easements, or other agreements, either recorded or unrecorded, written or oral, affecting the Property, or any portion thereof or the use thereof other than those delivered to Buyer as part of the documents delivered or to be delivered by Seller as set forth on Exhibit C attached hereto (“Seller Deliverables”) or as disclosed on the Rent Roll.

d.Violations.  To the Seller’s knowledge, as of the Effective Date, Seller has not received any written notice from any governmental authority alleging a violation of any laws or ordinances regulating the use of the Property.

e.Pending Proceedings.  Except as disclosed on Exhibit H (the "Litigation"), there is no litigation or proceeding pending or threatened against Seller, or relating to the Property, including, but not limited to, condemnation or eminent domain.   In the event that Buyer is joined as a party in any litigation or proceeding relating to the Property on account of events that first arose prior to Closing (other than actions caused by Buyer or Buyer’s Authorized Representatives), Buyer may elect, in its sole and absolute discretion, either (y) to retain its own counsel, or (z) upon written notice to Seller, to be included in the representation and defense by counsel retained hereunder by Seller.  In all events, however, Seller shall promptly reimburse Buyer for any and all reasonable attorneys’ fees and costs incurred by Buyer in connection with such litigation or proceeding.

f.Foreign Person Affidavit.  Seller is not a foreign person for purposes of said IRC Code, as amended (the “Code”), Section 1445, as amended.  Seller is not a Prohibited Person, nor is Seller a “foreign corporation”, “foreign partnership” or “foreign estate” as those terms are defined in the Code, and Seller will furnish to Buyer such further assurances with respect to this representation and warranty as Buyer  shall reasonably request.

g.Bankruptcy.  There are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened by or against Seller or otherwise affecting the Property.

h.Seller Deliverables.  The Seller Deliverables (other than the third-party prepared plans, reports, policies and survey referenced as part of the Seller Deliverables), provided or to be provided to Buyer is or will be true, correct and complete in all material respects as of the date thereof.  The financial statements contained in the Seller Deliverables were prepared by or for Seller in the ordinary course of its business in the same manner as it prepares or obtains such reports for its other Property and are the financial statements used and relied upon by Seller in connection with its operation of the Property.  Such financial statements show all items of income and expense incurred in connection with the operation and management of the Property.

i.Permits.  Other than the Permits, Seller is not party to any written agreements with any governmental authority which materially affects the use, operation, and/or development  and construction of the Property.

j.Leasing Commissions.  There are no rental commissions or leasing commissions or finder fees due with respect to the Leases nor for the renewal of same except for those payable to on-site personnel or the Manager which will be paid in full by Seller at or prior to Closing.  Other than the agreement with Broker, there are no exclusive or continuing brokerage agreements as to the sale of the Property or any of the space at the Property.

k.Employees.  There are no employees of Seller or at the Property for which Buyer will be responsible after Closing (unless Buyer elects to employ any such employees).

l.No Other Agreements.  Seller has not entered into any currently effective agreement, other than this Agreement, to convey the Property or any part thereof and no other party has any right to purchase the Property, or any part thereof.  Seller has the legal power and authority and has obtained any and all consents required, other than the conditions set forth in Section 4.2,  to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been duly authorized and properly executed and constitutes the valid and binding obligations of Seller, enforceable in accordance with its terms.

m.Seller is the owner of the Property.

n.Assessments.  Seller has not received written notice of any special assessments to be levied against the Property other than those that may be disclosed in the Title Commitment.

Each of the representations and warranties of Seller contained in this Section shall be made as of the Effective Date and shall be deemed remade by Seller, and shall be true in all material respects, as of the Closing Date and shall survive Closing to the extent expressly provided in this Agreement for a period of six (6) months after the Closing Date.

Seller shall promptly notify Buyer in writing if Seller becomes aware that any of Seller’s representations and warranties set forth in this Agreement are no longer true and correct in all material respects. If Buyer elects to close, notwithstanding Buyer’s knowledge that such representation or warranty is no longer true and correct in all material respects, there shall be no liability on the part of Seller for breach of such representation or warranty.

4.2Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

a.Organization and Authority.  Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement has been duly authorized by all requisite action on the part of Buyer and represents the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  Buyer has full right, power and authority to purchase the Property as herein contemplated without the consent or approval of any third party.

b.No Resulting Breach.  Neither the execution and delivery of this Agreement by Buyer, nor the performance of Buyer’s obligations hereunder, will result in a breach, violation or default by Buyer of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

4.3Disclaimers.

a.No Reliance on Documents.  Except as may be expressly provided herein or in any of the Seller Closing Documents, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller, or Seller’s agents, if applicable, to Buyer in connection with the transaction contemplated hereby.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, except as otherwise expressly stated herein, Buyer acknowledges and agrees that (i) any environmental or physical, or geotechnical report or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (ii) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

b.Disclaimers.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED PURSUANT TO SECTION 5.4, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE SPECIAL WARRANTY DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED AT

CLOSING.  BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND BUYER WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.  UPON CLOSING, EXCEPT AS SHALL SURVIVE PURSUANT TO THIS AGREEMENT, OR AS SET FORTH IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OWNERS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND ANY OF SELLER’S OWNERS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

c.Seller’s Knowledge.  As used herein, the phrases “to Seller’s Knowledge” or words of similar import (i) shall mean the actual knowledge of Jonathan Hoeg, AVP and Senior Asset Manager, and not the knowledge of any other person, (ii) shall mean the actual knowledge of such individual, without any investigation or inquiry of any kind, and (iii) shall not mean such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees.

d.Buyer’s Knowledge Prior to Closing.  In the event that any representation or warranty of Seller contained herein is untrue, inaccurate or incorrect, and Buyer obtains knowledge of the same prior to Closing, then (i) such representation or warranty shall be deemed to be modified to reflect Buyer’s knowledge, (ii) Seller shall have no liability with respect thereto, and (iii) Buyer shall have no right to terminate this Agreement pursuant to Section 7.1(b) hereof with respect thereto.

4.4Survival of Warranties.  All representations and warranties contained herein (as the same may need to be modified on or before the Closing Date to reflect current information), and all representations and warranties contained in any Closing Document, shall survive the Closing hereunder for a period of six (6) months (the “Survival Period”) and shall not be deemed to have been waived at the Closing, or merged into any of the documents of conveyance or transfer to be delivered by Seller at the Closing; provided, however, no person, firm or entity shall have any liability or obligation with respect to any representation or warranty herein contained unless on or prior to the expiration of the Survival Period, the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail.  All liability or obligation of either party hereto under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated above on or prior to the expiration of the Survival Period.  Additionally, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller within thirty (30) days after the expiration of the Survival Period.  As used herein, the term “Cap” shall mean the total aggregate amount of Five Hundred Thousand and No/100 Dollars ($500,000.00).  In no event shall Seller’s aggregate liability to Buyer for any claim in connection with this Agreement or the Property, including without limitation any claim for breach of any representation or warranty of Seller in this Agreement, exceed the amount of the Cap.

ARTICLE 5
Closing Matters

5.1Time and Place for Closing.  Subject to the satisfaction of each of the conditions precedent herein set forth, the Closing shall take place on that date which is fifteen (15) days after the Loan Assumption Approval Date, at the offices of the Title Company, by means of a so-called New York style closing.  The date on which the transactions herein contemplated shall be consummated is herein referred to as the “Closing Date” and the transactions occurring at that time are herein referred to as “Closing.”  No party shall be obligated to agree to any date or time for Closing except the date and time herein set forth except at its sole and absolute discretion.

5.2Title Commitment and Title Policy; Survey.

a.Title Commitment.  Seller shall, within five (5) business days after the Effective Date, obtain and deliver to Buyer a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”) from the Title Company relating to the Property in an amount equal to the Purchase Price for the Property.  The title commitment delivered hereunder shall insured good and marketable title as therein shown, name Purchaser as proposed insured, and be subject only to those exceptions as therein stated.  Buyer shall have the right to have a survey (the “Updated Survey”) of the Property prepared at the sole cost and expense of Buyer and Buyer shall order such Updated Survey within five (5) days after the Effective Date.  Buyer shall have until five (5) business days after receipt of the Title Commitment and Updated Survey, if applicable

(the “Title Review Period”) to give Seller a detailed notice objecting to any exception or condition contained in the Title Commitment or the Updated Survey.  If Buyer does not give notice of any objections to Seller within the Title Review Period, Buyer shall be deemed to have approved the title as shown in the Title Commitment, the title exceptions, and all matters shown on the existing survey or the Updated Survey, if any, and any such exceptions or matters shall become “Permitted Exceptions”.   Notwithstanding anything to the contrary contained in this Agreement, Permitted Exceptions shall not include (i) any requirements contained in the Title Commitment to be met or complied with by Seller as a condition to the issuance of the Title Policy (but excluding any requirements for Endorsements that are provided or requested after the Due Diligence Period), or (ii) any indebtedness or liens created by or through Seller shown in the Title Commitment, except the mortgage evidencing the Loan currently encumbering the Property, which are removable by the payment of money in an ascertainable amount (“Required Cure Items”), which Seller shall comply with, pay or have released, as the case may be, on or before the Closing. Notwithstanding anything to the contrary contained herein, in the event any mechanic liens or other inchoate claims or liens (such as a commercial real estate broker commission) of a definite and ascertainable amount are being disputed by Seller in good faith at Closing, Seller shall have bonded or discharged such liens at or prior to Closing, and the coverage by the Title Company shall not make any exception for such liens or claims.  If Buyer provides timely objections, Seller shall have five (5) business days after receipt of Buyer’s notice (the “Title Cure Period”) in which to elect, by written notice to Buyer (“Seller’s Title Notice”), either (A) to cure Buyer’s objections, or (B) not to cure Buyer’s objections; provided, however, notwithstanding the foregoing, Seller shall have no obligation whatsoever to cure or attempt to cure any of Buyer’s objections except as set forth in this Agreement.  Notwithstanding the preceding sentence, Seller shall be obligated, at Closing, to cause Title Company to remove deeds of trust, mortgages, security deeds or other security liens encumbering the Property, except the currently existing mortgage in favor of Lender which will be assumed by Buyer, which are created by, through or due to the acts of Seller.  In the event Seller is unable to cause the Title Company to remove or insure over any Required Cure Items, Buyer’s sole remedy shall be to terminate the Agreement at which time the Title Company shall return the Earnest Money to Buyer, the Seller shall reimburse Buyer for its third party out of pocket expenses up to $40,000.00,  and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination). In the event that Seller fails to provide such written notice of its election to proceed under either clause (A) or (B) above, Seller shall be deemed to have elected clause (B) above.  If Buyer provides timely objections and all of Buyer’s objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within five (5) days after receipt or deemed receipt of Seller’s Title Notice, Buyer shall, as its sole and exclusive remedy, waiving all other remedies, either: (x) terminate this Agreement by giving a termination notice to Seller, at which time Title Company shall return the Earnest Money to Buyer and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Buyer’s title as shown in the Title Commitment, the title exception documents, the existing survey or the Updated Survey, if any, and any such uncured objections shall become “Permitted Exceptions”.  If Seller does not timely receive notice of Buyer’s election to terminate under this Section, Buyer will be deemed to have waived the uncured objections and such uncured objections shall become “Permitted Exceptions”.

b.Title Policies.  At the Closing and as a condition precedent to the obligations of Buyer hereunder, the Title Company shall deliver to Buyer, at Buyer’s sole cost and expense, title insurance policy or proforma policy issued by the Title Company in the collective amount of the Purchase Price and otherwise in accordance with the Title Company’s commitment therefor as set forth above, subject only to the Permitted Exceptions, showing fee simple title to the Real Property as vested in Buyer (the “Title Policy”).  Buyer may request the issuance at the Closing of such endorsements to such title insurance policy as it deems appropriate; provided, however, that Seller shall not incur any costs or expenses in connection with the issuance of such endorsements.

c.Closing Costs.  The cost of any endorsements to the Title Policy (to the extent available) required to be delivered hereunder shall be paid by Buyer.  The cost of any documentary transfer taxes (however characterized) (“Transfer Taxes”) shall be paid by the Buyer.  The cost of recording and registering the Deed shall be paid by Buyer, and Seller shall pay the cost of recording any instruments required to remove title exceptions which are not Permitted Exceptions and which Seller has agreed to remove pursuant to Section 5.2. Buyer shall be responsible for payment of any survey costs and expenses incurred by Buyer in connection with its due diligence investigations of the Property.    Buyer shall pay the loan assumption fee payable to Lender of Two Hundred Nineteen Thousand Three Hundred and 00/100 Dollars ($219,300.00) (the “Loan Assumption Fee”) in connection with Buyer’s assumption of the Loan. All other costs related to the Loan Assumption, including Lender imposed review fees, legal fees and costs, and any taxes, including but not limited to transfer tax, documentary stamp tax or recordation taxes related to a mortgage assumption (the “Other Loan Assumption Costs”), shall be paid by Buyer. All costs of preparation, issuance and delivery of the title commitment and the Title Policy premium shall be paid by Seller.  Seller and Buyer shall pay equal shares of the fee charged by the Title Company for conducting the escrow closing.

5.3Loan Assumption.

a.Loan Assumption Submission and Process. On the Closing Date, Seller shall assign all of Seller's right, title and interest in, and Buyer shall assume all of Seller's obligations and liabilities from and after the Closing Date under, the Loan (the "Loan Assumption") pursuant to an Assumption Agreement (as defined below) consistent with this Section 5.3 and the Loan Assumption Approval. Within five (5) days of the Effective Date, Buyer shall contact Lender to initiate the Loan Assumption process. Within fifteen (15) days after the Effective Date (the "Loan Assumption Submission Date"), Buyer shall furnish and deliver a preliminary written Application to Lender (including, without limitation, furnishing all customary documents, information, disclosures, checklist items and materials required under the Application to the extent they are known and available at the time of submission). From and after the Loan Assumption Submission Date, Buyer shall diligently and continuously seek and use its commercially reasonable efforts to timely obtain (i) the Loan Assumption Approval (as defined below) pursuant to the terms and requirements of this Section 5.3 and (ii) the mutual agreement between Buyer, Seller and Lender for a loan assumption agreement consistent with the terms of this Section 5.3 (the "Assumption Agreement"). Seller shall (a) cooperate in good faith with Buyer in Buyer's direct communication with Lender and in expediting Buyer's negotiation and finalization of the Loan Assumption Approval and the Assumption Agreement and (b) promptly make any reasonable and customary informational deliveries regarding Seller or the Property as required by Lender pursuant to the Existing Loan Documents. Buyer shall pay to Lender at Closing the Loan Assumption Fee. Buyer shall be responsible for payment of all Other Loan Assumption Costs in connection with the Loan Assumption process and the Assumption Agreement and any other costs incurred by Lender in connection with any other documents the Lender requires Seller and/or Buyer to execute and deliver as a condition to the Loan Assumption (collectively, the "Lender Assumption Documents"), as applicable.

b.Loan Assumption Approval. As used herein, the term "Loan Assumption Approval" shall mean:

(i)the written consent, approval and agreement of Lender of: (1) the conveyance of the Property by Seller to Buyer; (2) an assumption by Buyer of all obligations and liabilities of Seller from and after the Closing Date under or with respect to the Loan on terms which shall not impose any modifications to the economic or other material terms of the Loan including, without limitation, no modification to the loan amount, interest rate, maturity date, or amortization schedule, or the imposition of new escrow requirements; (3) inclusion (whether in the Assumption Agreement, in a side letter agreement or in a modification to the Existing Loan Documents) of Buyer's customary permitted transfer provisions that are used by Buyer and Buyer's constituent owners in the ordinary course of business for loans substantially similar to the Loan; (4) a release of Seller (and any existing loan guarantor and indemnitor) from all obligations and liabilities with respect to the Loan from and after the Closing Date (subject to the survival of Seller's and such guarantor's pre-Closing Date obligations as provided in the Existing Loan Documents); (5) replacement of the existing loan guarantor with alternative guarantor(s) proposed by Buyer that has a reasonably sufficient financial condition to satisfy Lender's customary guarantor underwriting requirements; (6) Seller's assignment for the benefit of Buyer, and Buyer's acceptance and assumption, of the Escrowed Sums (subject to the reimbursement to Seller at Closing for the amount of such Escrowed Sums as provided in this Agreement); (7) the entity structure of Buyer's proposed borrower entity and its constituent owners in accordance with Buyer's customary structure for loans substantially similar to the Loan and for lenders substantially similar to Lender (including reasonable and customary underwriting and legal standards for single purpose entities, bankruptcy remote criteria, and similar market requirements); (8) the legal opinions to be issued by Buyer's legal counsel in accordance with such counsel's customary opinion letters for loans substantially similar to the Loan and for lenders substantially similar to Lender (including reasonable and customary authority, enforceability, substantive non-consolidation and Delaware entity opinions, as applicable);

(ii)clearance of Lender's customary credit approvals and "know your customer" approvals with respect to Buyer, Buyer's permitted assignee of this Agreement and Buyer's proposed loan guarantor; and

(iii)either as a part of the Assumption Agreement or in a separate written confirmation or estoppel delivered from Lender to Buyer, Lender's confirmation (i) that the Loan Documents constitute all of the documents that evidence, secure or relate to the Loan that would continue to be applicable to Buyer, Buyer's guarantor or the Property after Closing, (ii) that, to Lender's actual knowledge, there is no uncured event of default by Seller beyond the expiration of applicable notice and cure periods under the Existing Loan Documents, (iii) of the unpaid principal balance on the Loan as of the Closing Date and the date through which all payments due under the Existing Loan Documents have been paid, and (iv) of the amount of all Escrowed Sums.

c.Loan Assumption Timing. Buyer shall have until sixty (60) days after the Loan Assumption Submission Date (the "Loan Assumption Approval Date") to obtain the Loan Assumption Approval. If Buyer is actively and in good faith pursuing the Loan Assumption Approval but despite such efforts is not able to obtain same on or prior to the Loan Assumption Approval Date, Buyer shall have the right to extend the Loan Assumption Approval Period for up to an additional thirty (30) days in the event Lender is in need of additional time to complete its review of Buyer’s Application by delivery (prior to 5:00 p.m. local time in the state in which the Real Property is located on the Loan Assumption Approval Date) of written notice to Seller of the exercise of such right and the period of such extension (the “ First Loan Assumption Extension Period”). If by the expiration of the First Loan Assumption Extension Period Buyer is not able to obtain the Loan Assumption Approval, then Buyer shall have the right to extend the Loan Assumption Approval Period for an additional thirty (30) days (the “Second Loan Assumption Extension Period”; and collectively with the First Loan Assumption Extension Period, the “Loan Assumption Extension Period”).  In the event that Buyer does not receive the Loan Assumption Approval by the end of the Loan Assumption Approval Period, or the Loan Assumption Extension Period if exercised by Buyer in accordance herewith, either party shall be entitled to terminate this Agreement, in which event the Earnest Money shall be returned by Escrow Agent to Buyer, and each of the parties hereto shall be relieved of all further obligations hereunder, except for those obligations which explicitly survive termination of this Agreement.  In the event the Seller terminates this Agreement in accordance with the terms of this Section 5.3(c), in addition to the return of the Earnest Money to Buyer by Escrow Agent, Seller shall reimburse Buyer for all third party out of pocket expenses incurred by Buyer in connection with its investigation of the Improvements and Property and/or this Agreement up to $40,000.

5.4Seller’s Closing Documents.  At or prior to the Closing, Seller shall execute and deliver, or cause to be executed or delivered, to or at the direction of Buyer, the following (herein referred to collectively as the “Seller Closing Documents”):

a.A special warranty deed (“Deed”) for the Property, in the form attached as Exhibit E or ins such form as is acceptable to the Title Company, attached hereto and made a part hereof, transferring and conveying fee simple title to the Real from Seller to Buyer or Buyer’s designee subject only to the applicable Permitted Exceptions.

b.Bill of Sale.  A bill of sale, transfer and assignment in the form of Exhibit F-1 attached hereto (the “Bill of Sale”);

c.Assignment of Leases.  An assignment of Leases in the form of Exhibit F--2 attached hereto (the “Assignment of Leases”);

d.Assignment of Contracts.  An assignment of Service Contracts in the form of Exhibit F-3 attached hereto (the “Assignment of Contracts”);

e.Notice to Tenants.  A notice to each tenant in a form reasonably requested by Buyer;

f.The Lender Assumption Documents.

g.Original copies, executed by or on behalf of Seller, of any required real estate transfer tax declarations.

h.FIRPTA.   An affidavit stating Seller’s U.S. taxpayer identification number and that Seller is a “United States person,” as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

i.Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company, and certificates of existence and good standing issued by the state of its formation and by the State;

j.Rent Roll.  An update of the Rent Roll dated as of the Closing Date;

k.Certificate.  A certificate affirming the truthfulness and accuracy as of the Closing Date of Seller’s representations and warranties contained herein in all material respects in the form of Appendix 4.3(i) attached hereto (the “Seller Bring Down Certificate”);

l.Termination of Management and Leasing Agreement.  A copy of the termination of the Seller’s Management and Leasing Agreement with its Manager;

m.Lien Affidavits.  The lien affidavits as required in this Agreement, if any;

n.Settlement Statement.  A counterpart settlement statement as approved by the parties;

o.Title Policy.  Either the Title Policy or, if not available, a currently effective, duly executed “marked‑up” Title Commitment for the Real Property so long as the Title Company irrevocably commits in writing to issue the Title Policy in final form within a reasonable time after the Closing Date;

p.Termination of Service Contracts. Evidence that Seller has satisfactorily terminated all Service Contracts Buyer has elected not to assume pursuant to this Agreement;

q.Such instruments, documents or certificates, executed by or on behalf of Seller, as may be required by the Title Company as a condition to the issuance of its title insurance policy as herein contemplated, which documents may, if required by the Title Company, include an owner’s affidavit and a so-called gap undertaking required in order to effect a New York-style closing, but in no event shall Seller be obligated to deliver any instrument, document or certificate to the Title Company or to any other person if the effect thereof is to cause Seller to assume or be subject to any liability or obligation to which it is not otherwise subject under the provisions of this Agreement, and such affidavits sufficient to remove general or “standard” exceptions for mechanic’s and materialmen’s liens and parties in possession, and other documents required by the Title Company in order to issue the Title Policy.

g.Such other documents, instruments or agreements which Seller is required to deliver to Buyer pursuant to the provisions of this Agreement.

5.5Buyer’s Closing Documents.  At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following (herein referred to collectively as the “Buyer Closing Documents”):

a.The Purchase Price.

b.Assignment of Leases.  The Assignment of Leases, executed by Buyer;

c.Assignment of Contracts.  The Assignment of Contracts, executed by Buyer;

d.Settlement Statement. A counterpart settlement statement as approved by the Original copies, executed by Buyer, of any required real estate transfer tax declarations.

e.An executed counterpart of the Assignment and Assumption.

f.The Lender Assumption Documents.

g.Such other documents, instruments or agreements which may be required by the Title Company as a condition to the issuance of its title insurance policies as herein contemplated, provided that Buyer shall not, in connection with the execution and delivery of any such other documents, instruments or agreements be obligated to incur any liabilities or obligations in addition to those otherwise herein in this Agreement contemplated.

h.Such other documents, instruments or agreements which Buyer may be required to deliver to Seller pursuant to the provisions of this Agreement

5.6Possession.  Seller shall deliver possession of the Property, subject to the Leases and the rights of the tenants and Permitted Exceptions, to Buyer or Buyer’s designee at the Closing.  Seller shall also arrange for delivery to the offices of Buyer or at the Property of the following items to the extent in Seller’s or Seller’s property manager’s possession, or readily available to Seller or Seller’s property manager:  the original documents assigned to Buyer pursuant to the Assignment of Leases and Assignment of Contracts, as well as complete copies or originals of all books and records, keys and other items pertaining to the Property, including, but not limited to, all Leases, licenses and permits, plans, Accepted Property Contracts, passcodes, passwords, combinations, and usernames.  Seller shall cooperate with Buyer after Closing to transfer to Buyer any such information stored electronically, and to provide such other items pertaining to the Property as Buyer shall reasonably determine are necessary or desirable to operate the Property.  The obligations of Seller under this Section 5.6 shall survive Closing.

5.7Property Contracts.  Exhibit B is a list of all maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the “Property Contracts”). Prior to the end of the Due Diligence Period, Buyer shall specify those Property Contracts which Buyer elects to have assigned to it at Closing, which shall, in all events, include those Property Contracts which Seller cannot terminate or cannot terminate without penalty (the “Accepted Property Contracts”).  If, prior to the end of the Due Diligence Period, Buyer does not provide Seller with written notice of such Property Contracts (other than Accepted Property Contracts) that Buyer elects to assume at Closing, Buyer shall be deemed to have elected to assume all Property Contracts, which shall thereafter also be deemed to be a part of Accepted Property Contracts.  Seller shall terminate all Service Contracts, other than the Accepted Property Contracts, and the Management and Leasing Agreement with the Manager relating to the Property as of the Closing Date.

ARTICLE 6
Adjustments and Prorations - Closing Statement

6.1Adjustments and Prorations.  Subject to the other provisions of this Article, the following matters and items shall be prorated and apportioned between the parties hereto, or, where applicable, credited in total to a particular party, as of the Cut Off Time, with Seller being responsible for all costs and expenses prior to the Cut Off Time and Buyer being responsible for all costs and expenses for the Property from and after the Cut Off Time, with net credits, whether in favor of Buyer or Seller, to be settled in cash at the Closing:

a.General Prorations.  Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the Closing. At Closing, Seller shall furnish to Buyer a schedule of all rents which are then due and payable but which have not been collected.  With regard to rents that are uncollected as of the Closing Date, (i) no proration will be made at the Closing, (ii) Buyer will make a reasonable effort after the Closing to collect the rents in the usual course of Buyer’s operation of the Property, but shall not be obligated to incur any extraordinary cost or expense in connection therewith, and (iii) Buyer will apply all rents collected (A) first to the then-current month’s rental obligation due from such Tenant, (B) then second towards any delinquent amounts relating to the period from and after the Closing Date, and (C) third, towards delinquent rents owed to Seller with respect to the period prior to the Closing Date.  It is further agreed, however, that Buyer will not be obligated to institute any lawsuit or other collection procedures to collect uncollected rents and Seller shall be entitled to sue the Tenant to collect same (but may not evict any tenant, cause any tenant to become insolvent, seek protection under, or be forced into, a bankruptcy or insolvency laws or otherwise seek to terminate any Lease).  Rents collected by Buyer after the Closing Date, to which Seller is entitled, shall be promptly paid to Seller.

b.Real Estate Taxes.  General real estate taxes, special assessments and personal property taxes relating to the Property (including the personal property) (a) for each day in 2018 and all tax years prior to the Date of Closing shall be fully paid or credited to the Buyer at Closing (in accordance with the terms hereof), and (b) accrued and payable for each day in 2019 shall be prorated with respect to the Property with Seller responsible for payment of such taxes through 11:59 p.m. on the date before the Date of Closing and Buyer shall pay the taxes related to the period for which a credit is provided at Closing.  If tax bills for the calendar year 2019 are not available as to the taxes that are to be prorated, then such taxes to be prorated between Seller and Buyer shall be prorated based on 100% of the most recent tax bills and, such proration shall be final and shall not be reprorated upon the availability of actual bills for the applicable period.

c.Operating Expenses.  All electricity, water, gas, sewage and other utility and operating expenses (other than with respect to property management fees and Property Contracts to be terminated prior to Closing), if any, shall be prorated between Seller and Buyer as of the Closing based on estimates of the amounts that will be due and payable on the next payment date, unless final readings or invoices are available as of Closing.  Any and all deposits, if any, held by utility companies or with other providers of services to the Property shall remain the property of Seller and be returned to Seller by such companies and providers except to the extent that Buyer elects to credit to Seller the amount of any such deposits.

6.2Closing Statement.  At Closing, Buyer and Seller will jointly prepare a “Closing Statement,” which shall show the net amount due to Seller or to Buyer as a result of the adjustments and prorations herein required.  Except as herein set forth, the Closing Statement as agreed to between Buyer and Seller shall be final, binding and conclusive, absent fraud.

6.3Rent Ready Condition.  For any apartment unit that is vacated on or before the date that is five (5) Business Days prior to Closing that is not in Rent Ready Condition as of the date of Closing, Seller shall credit Buyer $800 for the cost and expenses to put the unit in Rent Ready Condition. “Rent Ready Condition” shall mean an apartment unit within the Property having cleaned carpets, newly painted walls, working kitchen appliances (and water heaters and HVAC), and no material damage to the doors, walls, ceilings, fixtures, floors or windows, such that the apartment unit is in a condition (consistent with the standards of similar units in the Property) for immediate rental and occupancy.

6.4Post‑Closing Corrections.  Either party shall be entitled to a post‑Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such party within six (6) months after Closing (except for the reproration of taxes, which shall not be limited by this sentence).  All provisions of Article 6 shall expressly survive Closing.

ARTICLE 7
Conditions Precedent to Closing

7.1Conditions Precedent to Buyer’s Obligations.  Satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following shall be a condition precedent to obligations of Buyer to close upon the purchase the Property:

a.Seller shall have completed all of the Seller Closing Document deliveries required to be made by Seller under the provisions of Section 5.4.

b.The representations and warranties of Seller contained in Section 4.1 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

c.Buyer shall have received the Loan Assumption Approval from Lender.

d.As of the Closing Date, the other party shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required hereunder and all deliveries to be made at Closing have been tendered.

e.All other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied.

In the event Seller fails to satisfy any or all of the Conditions Precedent set forth in this Section 7.1 on or prior to the Closing Date, Buyer shall have the right to terminate this Agreement and obtain a full refund of the Earnest Money, Seller shall reimburse Buyer for its third party out of pocket expenses (in the event of a failure of conditions 7.1(a), (b), (d), or (e), and the parties hereto shall have no further rights or obligations accruing hereunder from and after the effective date of said termination except for any obligations or indemnification and repairs provisions which specifically survive the any termination of this Agreement.

7.2Due Diligence Period.

a.Inspection.  During the period commencing on the Effective Date and expiring thirty (30) days thereafter (the “Due Diligence Period”), Buyer from time to time may (i) examine, at the Property or at a mutually agreed upon  location or locations designated by Seller and Buyer, all books and other records of Seller relating to the Property in Seller’s control or possession (but excluding internal correspondence, memoranda, documents, analyses, reports, appraisals, projections or similar items), (ii) interview any persons involved in the operation of the Property, (iii) contact any governmental official or representative with respect to the environmental condition of the Property or any hazardous substances thereon (provided that Buyer shall not disclose to any such official or representative the existence of any hazardous substances found by Buyer in the course of its investigations of the Property unless required by law and then only after written notice of its intent to do so to Seller), and (iv) cause one or more engineers, contractors, architects and/or other representatives of its choice, at Buyer’s expense, to inspect the Property and perform tests thereon, including without limitation soil and environmental tests and inspections of the physical condition of the roof, walls, foundation and other structural features and mechanical systems of the Improvements; provided, however, that (I) Buyer shall provide Seller with not less than 48 hours prior written notice of any such interview, examination, inspection or test (and the times thereof shall be reasonably approved in advance by Seller) and shall receive Seller’s written approval prior to conducting any invasive type of inspection, (II) Buyer or its representatives shall be accompanied by a representative of Seller during any invasive inspection or test, and (III) Buyer shall have provided Seller with evidence satisfactory to Seller that Seller, and Seller’s property manager, have been named as additional insureds on Buyer’s commercial general liability insurance policy (with an insurance company reasonably acceptable to Seller) with a single limit not lower than $2,000,000 for wrongful death or injury to any person or persons and not lower than $2,000,000 for property damage, with respect to the inspection activities at the Property. In conducting any inspection, Buyer agrees not to unreasonably disturb the Tenants and to use due care and prudence in performing such inspections.  Buyer agrees to supply Seller with copies of any non-confidential study, report or document created by any third party in connection with Buyer’s investigations and tests of the Property promptly upon Seller’s request therefor, provided such request is made no later than fifteen (15) business days after the termination of this Agreement.  Buyer shall promptly repair any damage resulting from any such test or inspection to the substantially same condition prior to such test or inspection, reasonable wear and tear excepted, and Buyer shall indemnify, defend and hold Tenants, Seller, Seller’s property manager and their affiliates harmless from and against all loss, cost, claims, damage and liability (including reasonable costs of defense) which may be asserted or recovered against Seller, Seller’s property manager or their affiliates arising by reason of any such test or inspection or out of the performance of Buyer’s investigations at the Property.  Notwithstanding anything set forth in this Agreement to the contrary, Buyer’s repair and indemnity obligations set forth in this Section 7.2(a) shall survive any termination of this Agreement. Seller agrees to deliver to Buyer within five (5) business days of the Effective Date the Seller Deliverables documents identified on Exhibit C to the extent same are in Seller’s possession.

b.Delivery of Documents. In the event that Buyer provides Seller with written notice on or before the expiration of the Due Diligence Period that Buyer has elected to terminate this Agreement, this Agreement shall terminate, the Initial Earnest Money shall be returned to Buyer, Buyer shall return to Seller all documents provided by Seller with respect to the Property, or confirm to Seller that such documents have been destroyed, and no party hereto shall have any further liability to the others hereunder, other than Buyer’s repair and indemnity obligations set forth in Section 7.2(a) and Buyer’s document return obligations set forth in this Section 7.2(b).  Buyer hereby acknowledges that, in the event Buyer does not terminate this Agreement in accordance with the provisions of this Section 7.2(b), Buyer shall be deemed to have had full opportunity to investigate the Property, shall be deemed to have been satisfied with the condition thereof in all particulars, and shall have no further right to terminate this Agreement except as otherwise provided in this Agreement.  Notwithstanding anything set forth in this Agreement to the contrary, Buyer’s obligation to return documents shall survive any termination of this Agreement.

7.3Conditions Precedent to Seller’s Obligations.  In addition to any other conditions herein contained for the benefit of Seller, satisfaction or waiver by Seller on or prior to the Closing Date of each of the following shall be a condition precedent to the obligations of Seller to sell the Property to Buyer:

a.Buyer shall have paid, at the Closing, the required amount of the Purchase Price, plus or minus any net prorations or adjustments.

b.Buyer shall have completed all of the other deliveries required to be delivered by Buyer under Section 5.5 and elsewhere in this Agreement provided, in accordance with the provisions of this Agreement.

c.The representations and warranties of Buyer contained in Section 4.2 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

d.Intentionally omitted.

e.Lender shall have approved the Loan Assumption.

7.4Waiver.  Each of the parties hereto shall have the right in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by the other party with any of the above conditions precedent to their respective obligations hereunder; provided, however, except as set forth in the last two sentences of this Section 7.4, no waiver shall be effective unless set forth in a written instrument, executed by the waiving party and delivered to the other party.  Except as set forth in the last two sentences of this Section 7.4, no act or circumstance, other than the delivery of a written waiver as contemplated by the preceding sentence shall be deemed to constitute a waiver of any condition herein set forth.  No waiver given on one occasion shall obligate the waiving party to grant similar waivers or deferrals in any other circumstance or on any other occasion.  If any condition to Buyer’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Buyer may nevertheless proceed to Close, notwithstanding the non-satisfaction of such condition, in which event Buyer shall be conclusively deemed to have waived any such condition.  If any condition to Seller’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Seller may nevertheless elect to proceed to Close, notwithstanding the non-satisfaction of such condition, in which event Seller shall be conclusively deemed to have waived any such condition.

ARTICLE 8
Further Covenants and Agreements

8.1Seller’s Covenants Pending Closing.  Seller hereby covenants and agrees that, from and after the date hereof and to and including the Closing Date (or the date this Agreement is terminated), it will perform and comply with each of the following covenants and agreements:

a.Notices Received by Seller.  Seller shall promptly deliver to Buyer copies of any written notices received by Seller from any governmental agency alleging any violation of any applicable law or ordinance with respect to the Property which, if the facts alleged therein were true, would constitute a breach of any representation or warranty of Seller herein contained. Seller shall promptly deliver to Buyer copies of any notice of default on the part of Seller received pursuant to the Leases.

b.Encumbrances.  Seller will not, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), create any encumbrances on the Property which will not be released, terminated or satisfied at or prior to Closing.  For the purposes of this subsection, the term “encumbrance” shall mean any liens, security interests, claims, options, mortgages, encroachments, easements, covenants, conditions or restrictions.

c.Maintenance.  Subject to the damage caused by casualty or condemnation, and except to the extent that such maintenance is the obligation of a tenant, until Closing, Seller shall maintain the Property in its condition existing on the Effective Date, normal wear and tear excepted.

d.Leasing. Seller, or its agent, shall be permitted to enter into new leases with new tenants, to modify or amend existing leases, and to continue pre-leasing activity in the normal course of its business.

e.Seller shall duly observe and conform the Property to all lawful requirements of any governmental authority relative to the Property and the operation thereof, and to all terms and conditions upon or under which the Real Property and the Improvements are held.

f.Seller shall continue to maintain in full force and effect all policies of property insurance now in effect or renewals thereof.

g.Seller shall permit Buyer and Buyer’s Representatives, as well as Buyer’s counsel and accountants, to have, after the Effective Date and upon two (2) business days’ written notice to Seller, full access to the Property and to all applicable books and records relating to the operation thereof, and to furnish Buyer, at Buyer’s expense, copies of Rent Rolls and such reasonable financial and operating documents and other information with respect to the Property as Buyer shall from time to time reasonably request, to the extent in Seller’s or Seller’s property manager’s possession, or readily available to Seller or Seller’s property manager.

h.Seller shall prepare for rental any vacant unit that now exists, or that becomes vacant five (5) days or more prior to Closing in a Rent-Ready Condition (defined in Section 6.4).  Buyer may, at its option, inspect the Property prior to Closing to verify that such vacant apartment units are in such Rent-Ready Condition.

i.No leasing commissions or finder fees or the like shall be incurred in connection with a new Lease for which Buyer will be responsible without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. During the pendency of this Agreement, upon request from Buyer, Seller shall provide Buyer with, no more than weekly, leasing activity and occupancy reports showing all leasing activity since the previous report.  During the pendency of this Agreement, without Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned, Seller shall not terminate a Lease or apply or return a security deposit under any Lease except for an eviction or to a tenant who has surrendered its Lease and vacated possession.

j.Seller agrees, at its cost and without expense to Buyer, to terminate any management agreement with Manager pertaining to the Property effective as of the Closing.

k.Seller shall maintain in existence all licenses, permits and approvals necessary or reasonably appropriate to the ownership, operation or improvement of the Property, and shall not apply or consent to any action or proceedings which will have the effect of terminating or changing such licenses, permits and approvals or the zoning of the Property.

l.Seller shall perform, in all material respects, its obligations under the Leases and Service Contracts that may affect the Property.

m.Additional Covenants and Agreements.  During the period of time commencing on the Effective Date and ending at Closing, Seller will not, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a)Enter into any new Service Contract which is not terminable upon thirty (30) days prior written notice without payment of any penalty or charge, and Seller shall not amend, terminate, waive any default under, or grant concessions regarding, any Service Contract that will be an obligation affecting the Property or Buyer subsequent to Closing;

(b)Permit any material alteration, structural modification or additions to the Property, except in the nature of ordinary maintenance or in the ordinary course of business (such as units turns);

(c)Except for Leases and Service Contracts entered into as provided in (b) and (c) above, enter into, execute or knowingly create any contract, lease, lien, easement or encumbrance on the Property that will survive Closing without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed); and

(d)List the Property with any broker, other than Broker, or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements (except this Agreement) regarding any disposition of the Property or sell, grant or transfer any interest in the Property, except for the disposition of items of Personal Property in the ordinary course of business (in which case Seller shall replace such item with a like kind of equal or higher value unless the same is no longer useful in connection with the normal operation of the Property).

n.Additional Covenants and Agreements.  During the period of time commencing on the expiration of the Due Diligence Period and ending at Closing, Seller will not, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a)Make any material changes with respect to existing on-site personnel of the Property (except “for cause”, in which event Seller shall only be required to give Buyer written notice of such termination);

(b)Enter into any Lease which shall provide for rents or other terms such as monetary concession, discounts, rebates, allowances, periods of rent-free occupancy, or any other “move-in special” in connection with the leasing of rental units in the Property, other than any such rents, terms and offers existing as of the expiration of the Due Diligence Period (“Current Offers”).  All new Leases shall be on the form of Lease currently used by Seller or Manager and shall provide for a term of no longer than one year, subject to any changes required by applicable law or regulations;

8.2Condemnation.  In the event Seller received notice of the actual or threatened taking of all or any of the Property by exercise of the right of eminent domain, Seller will give Buyer immediate notice (a “Condemnation Notice”) of such event.  If, prior to the Closing Date, the Property shall be taken or threatened in writing to be taken by exercise of the right of eminent domain, or there shall be taken or threatened in writing to be taken such a material part thereof that, the taking materially interferes or would materially interfere with the economic operation or use of the Property, then Buyer may elect to terminate its obligations under this Agreement by written notice to such effect given to Seller within ten (10) days after receipt by Buyer of the Condemnation Notice, in which event the Earnest Money shall be returned to Buyer and no party shall have any further obligation and liability to the other parties hereunder.  If, Buyer does not so elect to terminate its obligations hereunder, then the Closing of the sale hereby contemplated shall take place as herein provided without any abatement of the Purchase Price, and at the Closing Seller shall assign to the Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation award (but not any portion of an award to which Tenant may be entitled) which may be payable to Seller on account of such condemnation.  If, prior to the Closing Date, one or more portions of the Real Property shall be taken by exercise of right of eminent domain in a manner which does not materially interfere with the economic operation or use of the affected Property, then Buyer shall not have the right to terminate its obligations hereunder by reason thereof and at the Closing, Seller shall assign to the Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation awards which may be payable to Seller (but expressly excluding any amount to which tenant may be entitled) on account of such condemnation.  For purposes hereof, the term “taking” shall include any temporary as well as permanent takings.

8.3Casualty.  Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Property, or any part thereof, suffers any damage equal to or in excess of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000) prior to the Closing from fire or other casualty, Seller shall promptly provide Buyer with written notice thereof and Buyer may either at or prior to Closing (a) terminate this Agreement by notice to Seller and Escrow Agent, in which event the Earnest Money shall be promptly refunded to Buyer, and neither party shall have any further right or obligation hereunder, other than any obligations expressly surviving the termination hereof, or (b) consummate the Closing, receive any insurance proceeds covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, and Buyer shall receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss.  If the Property, or any part thereof, suffers any damage equal to less than Seven Hundred Fifty Thousand and no/100 Dollars ($750,000) prior to the Closing, Buyer agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss) and there shall be no other reduction in the Purchase Price.

8.4Miscellaneous Covenants of the Parties.  In addition to each of the terms, covenants and conditions herein set forth, the parties hereto do hereby agree as follows:

a.Expenses.  Each party shall be responsible for the fees and expenses of their respective counsel and their other out-of-pocket costs and expenses, provision for which is not otherwise herein made.

b.Brokerage.  Seller and Buyer each hereby represent and warrant to the other that it has not dealt with any broker or finder in connection with the transactions contemplated hereby other than Berkadia (the “Broker”), and each of Seller and Buyer hereby agrees to indemnify, defend and hold the other harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys’ fees and expenses incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained.  Seller shall be solely responsible for the payment of any commission or fees to the Broker, subject to a separate agreement between Broker and Seller, with Broker having full responsibility for payments due to any cooperating broker through the Closing escrow. Seller shall obtain a lien waiver from Broker prior to Closing. Notwithstanding anything set forth in this Agreement to the contrary, the indemnity obligations set forth in this Section 8.4(b) shall survive any termination of this Agreement and Closing.

c.Like-Kind Exchange.  Upon the request of either party, the other party shall reasonably cooperate, at the sole cost and expense of the requesting party, in facilitating a “like-kind exchange” of the Property (including the interests held by the investor(s) in Seller) within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), provided that the non-requesting party shall not be obligated to incur any liability or expense whatsoever in connection therewith unless the requesting party agrees to reimburse the non-requesting party therefor.

ARTICLE 9
Miscellaneous

9.1Notices.   All notices required or permitted hereunder shall be in writing and shall be served on the parties in the manner below and at the addresses set forth on the first page of this Agreement.  Any notice shall be delivered: (i) personally, (ii) by nationally recognized overnight express courier, (iii) by facsimile, or (iv) by email.  Notices shall be deemed delivered and effective upon: (y) delivery if delivered personally, by facsimile, or by email between the hours of 8:00 AM and 5:00 PM (Central time); or (z) on the next Business Day if sent via nationally recognized overnight express courier. Notices may be served by a party’s attorney and, if so sent, shall be deemed notice from the party so represented.  A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.  All costs and expenses of the delivery of notices hereunder shall be borne and paid for by the delivering party.

9.2Entire Agreement; Amendments.  This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements between the parties with respect to the subject matter hereof.  This Agreement may not be altered, modified, extended, revised or changed, nor may any party hereto be relieved of any of its liabilities or obligations hereunder, except by written instrument duly executed by each of the parties hereto.  Any such written instrument entered into accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

9.3Governing Law.  This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the state in which the Property is located without reference to the conflicts of laws provisions thereof.

9.4Headings.  Section and article headings used herein are for convenience and ease of reference only and are not intended to have any legal effect.  Accordingly, no reference shall be made to any such article or section headings for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

9.5Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.  PDF signatures shall be deemed to be the equivalent of original signatures for purposes of this Agreement.

9.6Time of the Essence; Business Days.  Time is of the essence of this Agreement.  In the event the parties hereto shall elect to extend the time for performance, or extend the Closing Date, and such election shall be set forth in a written instrument, such election shall nevertheless not be deemed a waiver on the part of either party of time as being of the essence of this Agreement.  In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

9.7Binding Effect.   This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors, assigns, heirs and legal representatives.

9.8No Third Party Beneficiary.  Each of the covenants, undertakings and agreements of the parties hereto are intended solely for the benefit of the other party and its successors in interests and assigns under the provisions of this Agreement, and are not intended for the benefit of, and may not be enforced by, any third party.

9.9Survival.  Except as otherwise herein expressly provided, all of the representations, warranties, covenants, indemnities, liabilities and obligations of the parties hereto shall survive the Closing hereunder.

9.10Litigation.  In the event of any litigation between Buyer and Seller with respect to the Property, this Agreement or any of the Closing Documents (including without limitation with respect to the performance of their respective obligations hereunder or under any of the Closing Documents or the breach of any of their respective representations or warranties made herein or in any of the Closing Documents), the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys’ fees.  Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 9.10 shall survive any termination of this Agreement and the Closing.

9.11Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

9.12Enforceability.  In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

9.13Limitation on Liability.  The beneficial owner of Seller (and the individuals executing this Agreement or any documents in connection with the transactions set forth herein on behalf of Seller or such owners) shall have no personal liability with respect to any of the obligations of Seller hereunder, Buyer hereby agreeing to look solely to Seller (and not to such owners or individuals) and any successor to the interest of Seller hereunder, for the performance of Seller’s obligations hereunder.  The beneficial owner of Buyer (and the individuals executing this Agreement or any documents in connection with the transactions set forth herein on behalf of Buyer or such owners) shall have no personal liability with respect to any of the obligations of Buyer hereunder, Seller hereby agreeing to look solely to Buyer (and not to such owners or individuals) and any successor to the interest of Buyer hereunder, for the performance of Buyer’s obligations hereunder.

9.14Assignment.  Buyer shall not have any right to assign its right, title and interest in, to or under this Agreement without the written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion.  Provided, however, Buyer may designate an entity or entities, as tenants in common, that are either controlled by Buyer, or its principals, or are investing in the property in concert with Buyer’s principals as a tenant in common, to take title to the Property upon notice to Seller no less than five (5) days prior to Closing.  Such assignment shall not relieve Buyer of its obligations hereunder.

9.15Recordation.  Except for any filing in connection with an action for specific performance, Buyer shall not record this Agreement or any memorandum thereof in any public office without the express written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion.  A breach by Buyer of this covenant shall constitute a material default by Buyer under this Agreement.

9.16No Offer or Binding Contract.  The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be, a legally binding contract or an offer to enter into a legally binding contract.  The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered this Agreement.

9.17Confidentiality.  Buyer expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Seller Deliveries that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Buyer and shall not be disclosed by Buyer except to its legal counsel, surveyor, prospective lenders and prospective investors (and each of their respective agents, employees, consultants, attorneys, engineers, and licensees), engineers, licensees title company, broker, accountants, consultants, officers, employees, partners, directors, shareholders and as may be required by any Federal or State securities laws, rules and regulations (the “Authorized Representatives”). Buyer agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information.  Buyer further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Buyer in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Buyer to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller.  Nothing contained in this Section 9.17 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 9.17 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein. Seller shall be permitted to disclosed the terms of this transaction and to include a copy of this Agreement in any filing that is required by the Securities and Exchange Commission or any other regulatory agency. Seller and Buyer hereby agree that it will not release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of the other party respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. Buyer shall indemnify and hold Seller and Seller’s affiliates, employees, officers and directors harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) suffered or incurred by Seller, up to the amount of the Earnest Money, and caused by Buyer, as the case may be, or their respective Authorized Representatives, of the provisions of this Section 9.17. The provisions of this Section 9.17 shall survive any termination of this Agreement for a period of six (6) months.

9.18Indemnity. From and after the date of Closing, (a) Seller agrees to indemnify, protect, defend and hold Buyer, its directors, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or grossly negligent acts or omissions of Buyer or its directors, officers, employees, partners, lenders and agents), arising out of the ownership and operation of the Property prior to the date of Closing which arise in tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property; and (b) Buyer agrees to indemnify, protect, defend and hold Seller, its directors, officers, partners, employees, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or grossly negligent acts or omissions of Seller or its directors, officers, partners, employees, lenders and agents), arising out of the ownership and operation of the Property by Buyer from and after the date of Closing, which arise in tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property. The provisions of this Section 9.18 shall survive Closing.

ARTICLE 10

ESCROW AGENT

10.1Investment of Earnest Money.  Escrow Agent shall invest the Earnest Money pursuant to Buyer’s directions in a non-interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation.  Escrow Agent shall notify Seller, no later than one (1) Business Day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement.  However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) Business Day’s notice.

10.2Payment on Demand.  Upon receipt of any written certification from Seller or Buyer claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Buyer or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money in which case Escrow Agent shall retain the Earnest Money subject to Section 8.4 below, Escrow Agent shall disburse the Earnest Money to the party demanding the same (provided, if the Buyer is making such demand, Escrow Agent shall disburse the Earnest Money less the Independent Consideration) and shall thereupon be released and discharged from any further duty or obligation hereunder.

10.3Exculpation of Escrow Agent.  It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its misconduct or negligence, so long as Escrow Agent is acting in good faith.  Seller and Buyer do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

10.4Stakeholder.  Escrow Agent is acting as a stakeholder only with respect to the Earnest Money.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Buyer, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding.  If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction located in Montgomery county, Alabama, pending such determination.  Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money.  Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

10.5Interest.  All interest and other income earned, if any, on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Buyer.

10.6Execution by Escrow Agent.  Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Article 8. Escrow Agent’s consent to any modification or amendment of this Agreement other than this Article 8 shall not be required.

[PLEASE SEE FOLLOWING PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

SELLER:

IRESI MONTGOMERY MITYLENE, L.L.C., a Delaware limited liability company
By: Inland Residential Operating Partnership, L.P., a Delaware limited partnership, its sole member

By: Inland Residential Properties Trust, Inc., a Maryland corporation, its general partner

By:	/s/ Mitchell A. Sabshon
Name:	Mitchell A. Sabshon
Its:	CEO and President

BUYER:
B & M DEVELOPMENT COMPANY, L.L.C., a n Alabama limited liability company

By:	/s/ John D. Blanchard
Name:	John D. Blanchard
Its:	Manager

EXHIBIT A

Legal Description

Parcel A:

Commence at the intersection of the south right-of-way of Atlanta Highway (U.S. Highway 80) (ROW Varies) and the west line of Section 10, Township 16 North, Range 19 East, Montgomery County, Alabama; thence along said south right-of-way, South 55 degrees 39 minutes 23 seconds East, 1991.82 feet; thence South 34 degrees 23 minutes 24 seconds West, 709.32 feet; thence South 59 degrees 24 minutes 13 seconds East, 842.93 feet to the Point of Beginning; thence from said point of beginning continue South 59 degrees 24 minutes 13 seconds East, 787.00 feet; thence South 17 degrees 04 minutes 08 seconds West, 386.47 feet; thence South 21 degrees 11 minutes 48 seconds West, 384.95 feet to the north right-of-way of Kershaw Railroad Property (100 foot ROW); thence along the said north right-of-way, North 60 degrees 11 minutes 58 seconds West, 1324.00 feet; thence North 56 degrees 57 minutes 42 seconds East 253.27 feet; thence north 29 degrees 32 minutes 28 seconds West, 241.03 feet; thence North 61 degrees 11 minutes 23 seconds East, 66.00 feet; thence South 29 degrees 32 minutes 28 seconds East, 236.16 feet; thence North 56 degrees 57 minutes 42 seconds East, 544.39 feet to the Point of Beginning. Said Parcel lying in the Northwest 1/4 of Section 15, T-16-N, R-19-E, Montgomery County, Alabama.

Parcel B:

Commence at the intersection of the south right-of-way of Atlanta Highway (U.S. Highway 80) (ROW Varies) and the west line of Section 10, Township 16 North, Range 19 East, Montgomery County, Alabama; thence along said south right-of-way, South 55 degrees 39 minutes 23 seconds East, 1991.82 feet; thence South 34 degrees 23 minutes 24 seconds West 709.32 feet; thence South 59 degrees 24 minutes 13 seconds East, 842.93 feet; thence continue South 59 degrees 24 minutes 13 seconds East 787.00 feet; thence South 17 degrees 04 minutes 08 seconds West 386.47 feet; thence South 21 degrees 11 minutes 48 seconds West, 95.95 feet to the Point of Beginning; thence from said point of beginning, South 68 degrees 48 minutes 12 seconds East, 541.82 feet; thence South 10 degrees 02 minutes 54 seconds West, 210.35 feet; thence South 88 degrees 47 minutes 25 seconds West, 327.71 feet to the north right-of-way of Kershaw Railroad Property (100 foot ROW); thence along said north right-of-way, North 60 degrees 11 minutes 58 seconds West 282.70 feet; thence North 21 degrees 11 minutes 48 seconds West, 289.00 feet to the Point of Beginning. Said parcel lying in the Northwest 1/4 and Northeast 1/4 of Section 15, T-16-N, R-19-E, Montgomery County Alabama.

EXHIBIT B

Property Contracts

To be provided during The Due Diligence Period.

EXHIBIT C

Seller Deliverables

1.	Copies of the Lease(s);
2.

Annual operating statements and capital expenditures for calendar year for 2016, 2017 and 2018 (YTD) and a balance sheet dated as of October 31, 2018, along with monthly operating statements for the previous three (3) years and current year-to-date, all certified by Seller as true, complete  and correct and containing no material misrepresentations

3.	Copies of real estate tax and personal property tax bills and assessment notices for the last three years including the status of any assessed valuation protest/appeal work;
4.	Current aged receivables report;
5.	Existing environmental assessment reports;
6.	Permits and licenses to which Seller is a party;
7.	Existing ALTA survey;
8.	Existing title policy;

9.A copy of any engineering, soil report, if available;

10.A copy of Seller's most recent termite inspection report, termite clearance letters and any termite bonds for the Property;

11.A copy of the general ledger for the Property;

12.A copy of any subsequent notices of reassessment or special assessment for the last three (3) years along with a detailed listing of all Personal Property to be transferred to Purchaser upon Closing;

13.A certified copy of Seller’s most current Rent Roll (detailed report and summary). In conjunction with and as part of the Rent Roll, Seller shall provide Buyer a list of all accounts receivable, delinquency reports (30, 60 and 90 day), a copy of the standard form of lease (including all addenda) for the Property, and identification of the property management and accounting software currently used by the Property;

14.A copy of current leasing materials (including, but not limited to, site map, brochure with floor plans, move-in package, and, application); and a copy of a current Market Survey, listing all comparable communities;

15.List of current (or upcoming) concessions;

16.Copies of all Service Contracts and work orders (including addresses and contact names of vendors), and most recent invoices;

17.Copies of all bids for work in progress or work proposed to be performed;

18.Copies of all licenses, authorizations and permits (including pool permit, business license, PUD Assessments, etc.) required for the operation of the Property which are in the actual possession or control of Seller;

19.A ledger, and copies, of utility bills for the Property for the past two (2) years, along with a utilities commission sub-metering order form (or equivalent form);

20.Original Certificates of Occupancy and most recent Zoning Clearance letters for the Property (as available);

21.Insurance loss runs and a listing of all capital improvements to the Property within the previous two (2) years;

22.Copies of all notices, if any, received from any governmental or quasi-governmental authorities or agencies concerning the Property;

23.All guaranties or warranties, equipment operation manuals and maintenance records relating to equipment and appliances, if any;

24.As-built plans and specifications, if any;

25.A list containing the address for each building situated on the Property;

26.A list of existing personnel including salary, benefits, discounted rent, or other benefits, if any; as well as a copy of each lease (including all addenda) for employees living on site;

27.The following reports:

a.	Availability/Apartment Status Report – vacant unrented; vacant rented; move-out notice not leased; move-out notice pre-leased;
b.	All Units Report (Sort by Unit);
c.	Transaction Detail Report – Current and previous month (separate by month);
d.	Monthly Income Summary – current month;
e.	Rent Schedule – All unit types with amenity pricing adjustments;
f.	List of Corporate Unit Mix (with Lease expiration and Corporate Unit Expense);
g.	MTM Rent/Market + $;
h.	Security Deposit Report;
i.	Rent Increase/Decrease & Renewal History – past year, by unit type;
j.	Occupancy/Vacancy – Past 12 months;
k.	Traffic Trend – Sources of traffic for past 6 months;
l.	Move Out Reasons – Past 6 months;
m.	Aged Delinquency Reports – page 6 months;

n.	Prepaid Report;
o.	Pending Work orders;
p.	M/I and Lease Renewal Concessions Given – past 12 months;
q.	Total Market Rent – at month end, past 12 months;
r.	Gross Potential Rent – at month end, past 12 months;

28.Any other information reasonably requested by Buyer or Buyer's lender.

Notwithstanding anything in this Exhibit C to the contrary, Seller shall not be required to disclose or provide any proprietary information such as budget templates or operating manuals.

In addition, no later than five (5) days from the Effective Date hereof, Seller shall make available to the Buyer at the Property, the following: (i) tenant leases in effect as of the date hereof along with any tenant correspondence files related thereto; (ii) copies of any termination notices relating to the leases which would be effective after the Closing; and (iii) all service and repair requests and work orders relating to the Property.

EXHIBIT D

INTENTIONALLY DELETED

EXHIBIT E

STATUTORY WARRANTY DEED

STATE OF ALABAMA	)
:
MONTGOMERY COUNTY	)

KNOW ALL MEN BY THESE PRESENTS, that in consideration of Ten and No/100 ($10.00) Dollars and other valuable considerations to the undersigned Grantor in hand paid by the Grantee herein, the receipt and sufficiency whereof are hereby acknowledged, the undersigned, ____________________________, L.L.C., a Delaware limited liability company, (herein referred to as "Grantor"), does hereby GRANT, BARGAIN, SELL and CONVEY unto _________________________, a __________________ limited liability company (herein referred to as "Grantee"), its successors and assigns, the real estate which is situated in the County of Montgomery, and State of Alabama, to-wit:

This conveyance is subject to matters set forth on Exhibit "B" attached hereto affecting the property described on Exhibit "A" attached hereto.

For ad valorem tax purposes only, the mailing address of Grantee is _________________________________________________________________.

TO HAVE AND TO HOLD, the aforegranted premises to the said GRANTEE, its successors and assigns FOREVER.  Grantor does for itself, its successors and assigns, covenant with the said Grantee, its successors and assigns, that it is lawfully seized in fee simple of the aforementioned premises and that it will warrant and defend the premises unto the Grantee, its successors and assigns, against the lawful claims of all persons whomsoever claiming by, through or under Grantor, but not otherwise.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Grantor has hereunto set its hand and seal this the ____ day of June, 2018.

IRESI MONTGOMERY MITYLENE, L.L.C., a
Delaware limited liability company

By:	Inland Residential Operating Partnership, L.P., a
Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc., a
Maryland corporation, its general partner

By:
Name:
Its:

STATE OF ALABAMA	)
:
COUNTY OF MONTGOMERY	)

I, the undersigned authority, a Notary Public in and for said County, in said State, hereby certify that _____________________ as ________________of ___________________ ______________________, the manager of _________________________, L.L.C., a Delaware limited liability company, whose name is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said limited liability company in its capacity as ___________________ for and as the act of _________________, L.L.C.

Given under my hand and official seal this ____ day of _______________, 2019.

Notary Public
My Commission Expires:
(SEAL)

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

TO

DEED

PERMITTED EXCEPTIONS

EXHIBIT F

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE, TRANSFER AND ASSIGNMENT (the "Assignment") is made this ____ day of June, 2018, from ________________________________, L.L.C., a Delaware limited liability company (hereinafter "Assignor"), to ____________________________________, a ________________________, its designees and assignees (hereinafter "Assignee").

W I T N E S S E T H

For and in consideration of the sum of Ten and No/100 Dollars ($10.00) and the conveyance by Assignor to Assignee of all that improved parcel of real estate which is more particularly described on EXHIBIT "A" hereto and incorporated herein by reference (the “Property”) in accordance with the terms and conditions of that certain Purchase and Sale Agreement between Assignor and Assignee dated December _____, 2018 (and joined by First American Title Insurance Company, National Accounts Office, Atlanta, Georgia, as Escrow Agent), the receipt and sufficiency of the foregoing consideration being hereby acknowledged by Assignor, Assignor hereby transfers, grants, conveys, and assigns to Assignee the following (hereinafter collectively referred to as the "Transferred Interests"):

(a)All right, title and interest of Assignor in and to all tangible personal property owned by Assignor that is now used in connection with the operation, ownership, maintenance, management, or occupancy of the Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and, whether stored on or off‑site, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements (including the items listed on EXHIBIT “B” attached hereto).

(b)  all right, title and interest of Assignor, if any, in (a) any trade names and trademarks associated with the Property, the URL www.____________________ (but excluding the websites), and the Improvements, including Assignor’s rights and interest in the name “___________________”; (b) any goodwill and other intangible interests of Assignor associated therewith; (c) any transferable plans, specifications and drawings and any transferrable governmental licenses, permits, development rights, entitlements, authorizations and approvals for the Property; (d) all outstanding transferrable warranties, guarantees and bonds from contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors and other third-parties; and (e) telephone numbers and facsimile numbers relating to the Property.

TO HAVE AND TO HOLD the same unto Assignee and Assignee's legal representatives, successors and assigns forever.

To the extent assignable and in the possession of Assignor, Assignor hereby warrants that Assignor has good and marketable title, and is the sole and lawful owner of, the Transferred Interests, and that Assignor has full power and authority to transfer all rights, interests, title and benefits in and to the same to Assignee, and that the Transferred Interests are free and clear of any and all liens and encumbrances, and Assignor will warrant the right and title to the Transferred Interests against of all persons lawfully claiming by or through Assignor.

IN WITNESS WHEREOF, Assignor has caused this instrument to be executed by its duly authorized officers and its corporate seal affixed hereto, as of the day and year first above written.

ASSIGNOR:	IRESI MONTGOMERY MITYLENE, L.L.C., a
Delaware limited liability company

	By:	Inland Residential Operating Partnership,
L.P., a Delaware limited partnership, its sole member

	By:	Inland Residential Properties Trust, Inc., a
Maryland corporation, its general partner

By:
Name:
Its:

Prepared by:

EXHIBIT A

TO

BILL OF SALE

PROPERTY DESCRIPTION

EXHIBIT B

TO

BILL OF SALE

PERSONAL PROPERTY

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (hereinafter the "Assignment") is made this ___ day of June, 2018, by and between ____________________, L.L.C., a Delaware limited liability company (hereinafter the "Assignor"), and _____________________________, a _____________________________, and its designees and assignees, (hereinafter the "Assignee").

W I T N E S S E T H

WHEREAS, of even date herewith Assignor has conveyed to Assignee by Statutory Warranty Deed that certain apartment complex known as _______________________ located on that certain parcel of real property (the "Land") more particularly described in Exhibit "A" attached hereto and made a part hereof (the Land and all improvements thereon collectively referred to as the "Property"), subject to all easements, restrictions, rights of way and other matters filed of record with the Judge of Probate of Montgomery County, Alabama; and

WHEREAS, Assignor (or its predecessor in title)  heretofore entered into certain leases (the "Leases") with tenants covering the apartment units located on the Property, including, but not limited to the leases set forth on Exhibit “B” attached hereto (collectively the “Leases”); and

WHEREAS, Assignee desires to purchase from Assignor, and Assignor desires to assign to Assignee, the Leases and all of the rights, benefits and privileges of the lessor thereunder.

NOW, THEREFORE, for the same consideration given and accepted for the transfer of the Property and in consideration of the foregoing and the agreements and covenants herein set forth, together with the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of all of which are hereby acknowledged by Assignor, Assignor does hereby RELEASE, REMISE AND ASSIGN unto Assignee all of the right, title, interest, claim and demand which Assignor has in and to the Leases (all of such Leases, rights and interests being hereinafter collectively referred to as the "Assigned Leases").

TO HAVE AND TO HOLD all and singular the Assigned Leases unto Assignee, and Assignee's legal representatives, successors, and assigns forever, and Assignor does hereby bind Assignor, and Assignor's legal representatives, successors and assigns, to warrant and forever defend all and singular the Assigned Leases unto Assignee, and Assignee's heirs, legal representatives, successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise, and subject, however, as aforesaid.

1.Assignor shall not be responsible to the lessees under the Leases for the discharge or performance of any duties or obligations to be performed or discharged by the lessor thereunder after the date hereof.  By accepting this Assignment and by its execution hereof, Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Leases on the part of the lessor therein required to be performed from and after the date hereof including, but not limited to, the obligation to repay to the lessees thereunder, in accordance with the terms of the Leases, any and all security deposits and prepaid rental to the extent of the amount of cash delivered by Assignor to Assignee with respect to such security deposits and prepaid rental.

Appendix 4.3(c) – Page 1

2.Assignee hereby agrees to indemnify, defend  and hold harmless Assignor from and against any and all loss, cost, damage or expense (including, without limitation, reasonable attorney's fees at all trial and appellate levels) resulting from Assignee's failure to perform any of the obligations assumed by Assignee hereunder.  Assignor hereby agrees to indemnify, defend  and hold Assignee harmless from and against any and all loss, cost, damage or expenses (including, without limitation, reasonable attorneys' fees) resulting from Assignor's failure to perform any duties or obligations of lessor arising under the Leases on or prior to the date hereof.

3.All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

4.This Assignment shall be construed and enforced in accordance with and governed by the laws of Alabama.

5.This Assignment may be executed in one or more counterparts and the signature of any party to any counterpart may be appended to any other counterpart, all of which counterparts when taken together shall constitute one Assignment.

IN WITNESS WHEREOF, the Assignor and Assignee have signed and sealed this Assignment of Leases as of the day and year first above written.

ASSIGNEE:

By:
Its:

ASSIGNOR:	IRESI MONTGOMERY MITYLENE, L.L.C., a
Delaware limited liability company

	By:	Inland Residential Operating Partnership, L.P., a
Delaware limited partnership, its sole member
	By:	Inland Residential Properties Trust, Inc., a
Maryland corporation, its general partner

By:
Name:
Its:

Prepared by:

Appendix 4.3(c) – Page 2

EXHIBIT “A”

TO

ASSIGNMENT OF LEASES

LEGAL DESCRIPTION

Appendix 4.3(c) – Page 3

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the AAssignment@) is made and entered into as of June ____, 2018, by and between __________________________, L.L.C., a Delaware limited liability company (the "Assignor"), and ____________________________, a __________________________, and its designees and assignees (the "Assignee").

W I T N E S S E T H

WHEREAS, contemporaneously with the execution and delivery hereof, Assignor has conveyed to Assignee all that tract or parcel of land more particularly described in Exhibit "A" attached hereto and incorporated herein by reference (the "Real Property); and

WHEREAS, in connection with such conveyance of the Real Property, Assignor and Assignee have agreed that to the extent assignable or transferable Assignor shall transfer and assign to Assignee all right, title and interest of Assignor, if any, in and to all service, maintenance and other contracts as described in Exhibit "B" attached hereto and incorporated herein by reference (hereinafter referred to as the "Contracts") respecting the maintenance or operation of the Real Property; and

WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume by executing this Assignment all of the obligations of Assignor under each of the Contracts.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Assignor and Assignee hereby agree as follows:

1.Transfer and Assignment.  Assignor hereby sells, transfers, assigns, delivers and conveys to Assignee, its successors and assigns without warranties or representations other than set forth herein, all right, title and interest of Assignor in, to and under the Contracts.  Assignor agrees to indemnify, defend and hold Assignee harmless from and against any loss, cost, damage or expense, including without limitation reasonable attorney’s fees, with respect to all claims arising under the Contracts during Assignor's ownership of the Real Property. By its assumption hereof as evidenced in the following paragraph, Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any loss, cost, damage or expense, including without limitation reasonable attorney=s fees, with respect to all claims arising under the Contracts out of occurrences from and after the date hereof.

2.Assumption of Obligations.  Assignee hereby assumes and agrees to observe, perform, carry out and discharge on time and in full all of the obligations and duties of Assignor under each of the Contracts for that period of time from and after the date hereof, and Assignee agrees to indemnify and hold Assignor harmless from and against any loss, cost, damage or expense, including without limitation, reasonable attorney’s fees it may sustain as a consequence of Assignee’s failure to do so.

3.Governing Law.  This Assignment shall be construed and enforced in accordance with and governed by the laws of the State of Alabama.

4.Binding Effect.  This Assignment shall be binding upon the parties hereto and their respective successors and assigns and shall, except as otherwise set forth herein, inure to the benefit of only the parties hereto.

5.This Assignment may be executed in one or more counterparts and the signature of any party to any counterpart may be appended to any other counterpart, all of which counterparts when taken together shall constitute one Assignment.

IN WITNESS WHEREOF, the Assignor and Assignee have signed and sealed this Assignment and Assumption of Contracts as of the day and year first above written.

ASSIGNEE:

By:
Its:

ASSIGNOR:	IRESI MONTGOMERY MITYLENE, L.L.C., a
Delaware limited liability company

	By:	Inland Residential Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

	By:	Inland Residential Properties Trust, Inc., a
Maryland corporation, its general partner

By:
Name:
Its:

Prepared by:

Exhibit "A"

To Assignment and Assumption of Service Contracts

Legal Description

Exhibit "B"

To Assignment and Assumption of Service Contracts

Assumed Service Contracts

EXHIBIT F

Warranties

To be provided during the Due Diligence Period.

EXHIBIT G

Litigation

NONE.